Exhibit 10.1

TELA BIO, INC.

AMENDMENT NO. 2 TO

AMENDED AND RESTATED 2019 EQUITY

INCENTIVE PLAN

WHEREAS, the Board of Directors of TELA Bio, Inc., a Delaware corporation (the “Company”) approved and adopted the Amended and Restated 2019 Equity Incentive Plan (the “2019 Plan”) of the Company on April 20, 2020;

WHEREAS, the Board of Directors and the stockholders of the Company approved and adopted that certain Amendment No. 1 to Amended and Restated 2019 Equity Incentive Plan of the Company on May 28, 2025; and

WHEREAS, the Board of Directors and the stockholders of the Company have determined that it is in the best interest of the Company to further amend the 2019 Plan as set forth in this Amendment No. 2 (this “2019 Plan Amendment”).

NOW, THEREFORE, the 2019 Plan is amended as follows:

1.	Amendment of the 2019 Plan

1.01.	Section 3(a) of the 2019 Plan is hereby amended and restated in its entirety to read as follows:

“(a) Shares Subject to the Plan. Subject to adjustments as provided in Section 3(c) of the Plan, the maximum number of shares that may be issued in respect of Awards under the Plan is 10,932,620 Shares (the “Plan Limit”), all of which Shares may be issued in respect of Incentive Stock Options. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares or treasury shares. Any Shares issued by the Company through the assumption or substitution of outstanding grants in connection with the acquisition of another entity shall not reduce the maximum number of Shares available for delivery under the Plan. Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded (under this Plan and all other cash compensation paid by the Company) to any Participant in his or her capacity as a Non-Employee Director in any single calendar year shall not exceed $1,000,000 in the first calendar year an individual becomes a Non-Employee Director and (ii) $750,000 in any other calendar year. For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with ASC Topic 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.”

1.02.	Section 12 of the 2019 Plan is hereby amended and restated in its entirety to read as follows:

“Prohibition on Repricing Programs. Neither the Committee nor the Board shall (i) implement any cancellation/re-grant program pursuant to which outstanding Options or Stock Appreciation Rights under the Plan are cancelled and new Options or Stock Appreciation Rights are granted in replacement with a lower exercise or base price per share, (ii) cancel outstanding Options or Stock Appreciation Rights under the Plan with exercise prices or base prices per share in excess of the then current Fair Market Value per Share for consideration payable in cash or in equity securities of the Company or (iii) otherwise directly reduce the exercise price or base price in effect for outstanding Options or Stock Appreciation Rights under the Plan, without in each such instance obtaining stockholder approval.”

1.03.	Section 19 of the 2019 Plan is hereby amended and restated in its entirety to read as follows:

“Section 19. Term of the Plan. Unless the Plan shall theretofore have been terminated in accordance with Section 11, the Plan shall terminate on the 10-year anniversary of April 8, 2026, and no Awards under the Plan shall thereafter be granted.”

2.	Miscellaneous

2.01.            Effect. Except as amended hereby, the 2019 Plan shall remain in full force and effect.

2.02.            Defined Terms. All capitalized terms used but not specifically defined herein shall have the same meanings given such terms in the 2019 Plan unless the context clearly indicates or dictates a contrary meaning.

2.03.            Governing Law. This Amendment shall be governed by and construed in accordance with the laws and judicial decisions of the State of Delaware, without regard to the application of the principles of conflict of laws.

ADOPTED BY BOARD OF DIRECTORS:	April 8, 2026

APPROVED BY STOCKHOLDERS:	June 9, 2026